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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              ARTIFICIAL LIFE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    04314Q105
                      ------------------------------------
                                 (CUSIP Number)


                                November 3, 2003
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|Rule 13d-1(b)

        |X|Rule 13d-1(c)

        |_|Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 2 Pages
...................................
CUSIP No. 04314Q105
...................................

-------- -----------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Edward Kam


-------- -----------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2
         (A)  |_|

         (B)  |X|

-------- -----------------------------------------------------------------------
         SEC USE ONLY
3

-------- -----------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         Hong Kong

-------------------- ----- -----------------------------------------------------

                            5 SOLE VOTING POWER

                              1,200,000
                           -----------------------------------------------------

                            6 SHARED VOTING POWER

 NUMBER OF SHARES
BENEFICIALLY OWNED         -----------------------------------------------------
 BY EACH REPORTING
    PERSON WITH             7 SOLE DISPOSITIVE POWER

                              1,200,000
                           -----------------------------------------------------

                            8 SHARED DISPOSITIVE POWER


-------------------- ----- -----------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,200,000
-------- -----------------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


-------- -----------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         7.7%
-------- -----------------------------------------------------------------------

12       TYPE  OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO
-------- -----------------------------------------------------------------------

                                                               Page 3 of 5 Pages


Item 1.

      (a)  Name of Issuer

           Artificial Life, Inc.


      (b)  Address of Issuer's Principal Executive Offices

           885 3rd Avenue
           Suite 2921
           New York, NY 10022


Item 2.

      (a)  Name of Person Filing

           This statement is being filed by Edward Kam

      (b)  Address of Principal Business office or, if None, Residence

           10th Floor SBI Centre, Suite 1004
           54-58 Des Voeux Road
           Central, Hong Kong

      (c)  Citizenship

           Item 4 of the cover page is incorporated by reference

      (d)  Title of Class Securities

           Common Stock, Par Value $0.01 Per Share

      (e)  CUSIP Number

           04314Q105



Item 3. If this statement is filed pursuant to Section 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

           (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b) |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

           (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                                                               Page 4 of 5 Pages


           (d) |_| Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

           (e) |_| An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

           (f) |_| An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(ii)(F).

           (g) |_| A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

           (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

           (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

           (j) |_|  Group in accordance with Section 240.13d-1(b)(ii)(J).

Item 4.    Ownership

           Common Stock:

                 Items 5-9 and 11 the cover sheet are incorporated by reference.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certification:

           (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                                                               Page 5 of 5 Pages


                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
Date:  June 29, 2005

                                    /s/ Edward Kam
                                    --------------------------------------------
                                    Edward Kam